Company Contact:		Investor Relations:
John Conron, CFO	(301) 633-7709	Equity Communications
Media Contact:	Planet Communications	Ira Weingarten (805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik (908) 688-9111

For Release: November 14, 2008

NEURALSTEM REPORTS THIRD QUARTER FINANCIAL RESULTS

ROCKVILLE, MD, November 14 - Neuralstem Inc. (Amex: CUR) today reported financial results for the three months ended September 30, 2008.

For the third quarter of 2008, the company reported a net loss of $3,177,957, or $(0.10) per share, compared to a net loss of $1,422,020 or $(0.05) per share, for the comparable 2007 period. Net loss attributable to common stockholders for the first nine months of 2008 was $8,410,081 or $(0.26) per share, compared to $4,169,103 or $(0.15) per share, for the comparable periods in 2007. The increase in net loss year-to-date was due to an increase in non cash stock-based compensation expense, salaries, and legal fees. The Company used $1.7 million of cash in the third quarter and $4.9 million in the first nine months of the year. The cash balance at the end of the first nine months was $5.2 million.

Result of Operations for the Three Months ending September 30, 2008 and 2007:

Revenues for the three months ended September 30, 2008 and 2007 were $0 and $45,733, respectively, as 2007 included funding from a grant which has ended.

Research and development expenses for the three months ended September 30, 2008 and 2007 were $1,766,040 and $672,101, respectively. The increase in expenses in the current period consists mainly of payroll and payroll related expenses, stock-based compensation expenses, research supplies and costs incurred in connection with preparing for clinical trials.

General and administrative expenses for the three months ended September 30, 2008 and 2007 were $1,400,795 and $832,348, respectively. The principal increase in expenses in 2008 versus 2007 is a result of increased stock-based compensation expenses, payroll and legal (both patent and corporate), including legal expense related to patent work and litigation.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

Other non-operating income for the three months ended September 30, 2008 and 2007 were $6,101 and $59,099 respectively. The decrease in 2008 relates to a reduction in short term interest rates, which drives income derived from our cash balance.

Net loss for the three months ended September 30, 2008 and 2007 was $3,177,957 and $1,422,020, respectively.

Results of Operations for the Nine Months ending September 30, 2008 and 2007:

There were no revenues for the nine month period ending September 30, 2008. In the same period in the prior year we had $306,057 from a licensing agreement, sales of tissue products, and the substantial completion of a discontinued National Institute of Health grant.

Research and development expenses for the nine month period ending September 30, 2008 and 2007, were $4,598,611 and $2,202,670, respectively. The increase in expenses in the current period consists mainly of payroll and payroll related expenses, stock based compensation expenses, research supplies and costs incurred in connection with the production of preclinical data which resulted in animal surgeries, manufacturing of cells, and in vitro characterization of cells which included testing and cell quality control.

General and administrative expenses for the nine month periods ending September 30, 2008 and 2007 were $3,802,673 and $2,359,515, respectively. The principal increase in expenses in the current period versus the same period last year is a result of increases in professional fees and expenses related to accountants, legal and business advisors, and stock based compensation expense.

Non-operating income for the nine month periods ending September 30, 2008 and 2007 were $37,963 and $135,390, respectively. The largest factor influencing the reduction in 2008 is the drop in short term interest rates on our cash balances.

Net loss for the nine months ended September 30, 2008 and 2007 was $8,410,081 and $4,169,103.

STATEMENTS OF OPERATIONS
Three Months Ended September 30,
(Unaudited)

	2008	2007
Revenues	$—	$45,733
Operating expenses
Research and development costs	1,766,040	672,101
General, selling and administrative expense	1,400,795	832,348
Depreciation and amortization	17,223	22,403
Total	3,184,058	1,526,852
Operating loss	(3,184,058)	(1,481,119)
Non-operating income (expense)
Interest Inc.	6,101	59,397
Interest expense	—	(298)
Net loss	$(3,177,957)	$(1,422,020)
Net loss per share, basic and dilutive	$(0.10)	$(0.05)
Average number of shares of common stock outstanding	32,151,300	29,372,895

BALANCE SHEETS
	September 30,	December 31,
	2008	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$5,249,805	$7,403,737
Prepaid expenses	211,766	130,719
Total current assets	5,461,571	7,534,456
Property and equipment, net	172,283	136,920
Other assets	54,446	43,271
Intangible assets, net	162,985	111,406
Total assets	$5,851,285	$7,826,053

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	1,270,809	1,016,699
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	321,513	314,106
Additional paid-in capital	58,325,041	52,151,245
Accumulated deficit	(54,066,078)	(45,655,997)
Total stockholders’ equity	4,580,476	6,809,354
Total liabilities and stockholders’ equity	$5,851,285	$7,826,053

Highlights 2008
In October, Neuralstem Inc., announced that it has licensed the rights to three inventions from Cleveland Clinic pertaining to Targeted Spinal Cord Therapeutics Delivery. The devices will enable surgeons to deliver the company’s cell therapeutics and enhance the safety and efficacy of the treatments for ALS, and other spinal cord injuries and diseases. The company also announced that it anticipates filing its IND (Investigational New Drug) application with the FDA for the ALS trial in the next few weeks, and hopes to start the trial early in 2009.

In August, Dr. Thomas Hazel rejoined the Company as Senior Vice President, Research. He will be working with Dr. Karl Johe, Neuralstem’s Chairman and Chief Science Officer, to manage the Company’s upcoming clinical trial for ALS (Amytrophic Lateral Sclerosis, or Lou Gehrig’s disease), and complete development of Neuralstem’s small molecule neurogenesis compound targeted to treat depression.

The company neared completion of the pre clinical package for the company’s stem cell derived treatment for ALS.

The company has begun manufacturing a batch of Neuralstem’s small molecule neurogenesis treatment using “Good Manufacturing Practice” procedures. The compound will be used in required safety testing prior to human trials for the drug.

In April, the European Patent Office granted Neuralstem a European patent EP0915968, covering the “Isolation, Propagation and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals.” The European patent has been validated in several European countries including France, Germany, Ireland, Spain, Sweden, Switzerland and the United Kingdom.

About Neuralstem

Neuralstem’s patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic SpasticParaplegia, Traumatic Spinal Cord Injury and ALS. The company’s cells have extended the life of rats with ALS (Lou Gehrig’s disease) as reported the journal  TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego. The Company expects to file its first IND (Investigational New Drug) application with the FDA for ALS in the fall.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.